Exhibit 5.1

[CALFEE, HALTER & GRISWOLD LLP LETTERHEAD]

October 17, 2011

The J. M. Smucker Company

One Strawberry Lane

Orrville, Ohio 44667-0280

We have acted as counsel for The J. M. Smucker Company (the “Company”) in connection with the registration of (i) $750 million in aggregate principal amount of 3.500% Notes due 2021 (the “Notes”) pursuant to a Registration Statement on Form S-3 (File No. 333-177279), which was filed with the Securities and Exchange Commission (the “Commission”) on October 13, 2011 (the “Registration Statement”) and (ii) the related guarantees (the “Guarantees”) of J.M. Smucker LLC and The Folgers Coffee Company (collectively, the “Registrant Guarantors”), which were offered pursuant to the prospectus accompanying the Registration Statement, as supplemented by a prospectus supplement relating to the Notes dated October 13, 2011 (the prospectus, the prospectus supplement and any amendments thereto, collectively, the “Prospectus”). Both the Registration Statement and the Prospectus were filed under the Securities Act of 1933, as amended (the “Securities Act”). The Notes and the Guarantees will be issued under the indenture, to be dated as of October 18, 2011, between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, to be dated October 18, 2011, among the Company, the Registrant Guarantors and the Trustee (together, the “Indenture”). Capitalized terms used and not defined herein shall have the meanings given to them in the Registration Statement.

Certain terms of the Notes were approved by the Board of Directors of the Company or certain authorized officers of the Company, and certain terms of the Guarantees were approved by the Board of Directors or the sole member, as the case may be, of the Registrant Guarantors or certain authorized officers of the Registrant Guarantors, as part of the corporate action taken (the “Corporate Proceedings”) in connection with the issuance of the Notes and the Guarantees. We have examined or are otherwise familiar with the Articles of Incorporation, as amended, of the Company, the Regulations, as amended, of the Company, the similar organizational documents of the Registrant Guarantors, the Registration Statement, the Corporate Proceedings, and such other documents, records and instruments as we have deemed necessary or appropriate for the purposes of this opinion.

Based upon the foregoing, we are of the opinion that, upon payment therefor in the manner contemplated by the Underwriting Agreement, dated October 13, 2011, among the Company, the Registrant Guarantors, J. P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters:

The J.M. Smucker Company

October 17, 2011

(i) the Notes, when they are executed by the Company and authenticated by the Trustee in accordance with the Indenture, will have been validly issued by the Company and will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws affecting the rights and remedies of creditors generally, constitutional and public policy limitations and general principles of equity; and

(ii) the Guarantees, when they are executed by the Registrant Guarantors, will have been validly issued by the Registrant Guarantors and will constitute valid and legally binding obligations of the Registrant Guarantors, enforceable in accordance with their terms, subject to bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws affecting the rights and remedies of creditors generally, constitutional and public policy limitations and general principles of equity.

We are attorneys licensed to practice law in the State of Ohio. The opinions expressed herein are limited solely to the Federal Laws of the United States of America, the laws of the State of Ohio and the General Corporation Law of the State of Delaware. We express no opinion as to the effect or applicability of the laws of any other jurisdiction except to the extent hereinafter set forth. Further, we note that the Indenture under which the Notes and the Guarantees are issued is governed by the laws of the State of New York. Accordingly, in rendering the opinions expressed above, to the extent that the laws of the State of New York govern the matters as to which such opinions are expressed, we have relied upon the opinion of Harter Secrest & Emery LLP. In addition, in rendering the opinions set forth above, we express no opinion as to (i) the right to collect any payment to the extent that such payment constitutes a penalty, premium, forfeiture or late payment charge, (ii) whether the exercise of a remedy limits or precludes the exercise of another remedy, (iii) the right to intervene in any legal proceeding pursuant to the Indenture, (iv) the extent that any delay contemplated by the Indenture exceeds the applicable statute of limitations, or (iv) any purported right of indemnification or exculpation with respect to illegal acts, intentional torts, willful conduct, or violations of securities laws.

We consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company and to the use of our name therein under the caption “Legal Matters” in the Prospectus. Such consent, however, is not an admission that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Calfee, Halter & Griswold LLP

CALFEE, HALTER & GRISWOLD LLP